Exhibit 1







VIA FACSIMILE AND FEDERAL EXPRESS

August 6, 2004

Deutsche Bank Alex. Brown
280 Park Avenue, 3rd Floor
New York, NY  10017
Attn:  Christopher Lee

Re: Advanced Instructions to Sell Common Stock between Jewelcor Management, Inc. and Deutsche Bank Alex.Brown, a division of Deutsche Bank Securities, Inc., dated June 9, 2004 ("Advanced Instructions"), as amended by that Amendment Agreement dated June 9, 2004, (the "Amendment", and together with the Advanced Instructions, the "Agreement").

Dear Mr. Lee:

        Pursuant to the last paragraph of the Advanced Instructions and paragraph 2(j) of Schedule 1 to the above referenced Agreement, Jewelcor Management, Inc. hereby terminates the Agreement effective immediately and requests that Deutsche Bank Alex.Brown revoke and cease all sales under the Agreement.

       Please sign a copy of this letter in the space provided below and return it to me. Call me if you have any questions.

                            Sincerely,

                            Jewelcor Management, Inc.

                            By:  _/s/_____________________
                            Seymour Holtzman
                            Chairman and Chief Executive Officer
Accepted:
Deutsche Bank Alex Brown
By:  ______________________

Title:  _____________________

Date:  _____________________

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